Exhibit 10.5

EXECUTION COPY

July 8, 2015

Elanna Yalow

c/o Knowledge Universe Education, LLC

650 NE Holladay Street

Suite 1400

Portland, OR 97232

Re: Employment Agreement

Dear Ms. Yalow:

The purpose of this letter (“Agreement”) is to memorialize the terms and conditions upon which we have agreed that you will become employed by Knowledge Universe Education, LLC (the “Company,” “we” or “us”).    This offer is contingent upon the successful closing of the transactions contemplated by the Stock Purchase Agreement, dated July 8, 2015 (the “Purchase Agreement”), by and among KC Parent, LLC (“Buyer Parent”), KC Mergersub, Inc., KUEHG Corp. and KUE U.S. LLC, a Delaware limited liability company. The closing date of the Purchase Agreement shall be the effective date of this Agreement. Please indicate your acceptance of the following terms by completing and returning these documents to me on or before July 8, 2015. Upon the closing of the transactions contemplated by the Purchase Agreement, this Agreement shall amend and restate in its entirety that certain Employment Agreement between you and Knowledge Universe Education Holdings Group Inc., effective as of January 1, 2012.

1. Title; Responsibilities. You will hold the following title: “Chief Executive Officer, Knowledge Universe Early Learning Programs, and Chief Academic Officer”. You will report to the Chief Executive Officer. You agree to perform such duties and responsibilities commensurate with your position as may be reasonably requested by the Company from time to time. You agree to carry out all of your employment responsibilities in an efficient, trustworthy, effective and businesslike manner.

2. Place of Employment. Your place of employment will be at the Company’s office in Portland, Oregon.

3. Travel. You will be required to regularly travel in the ordinary course of performing your responsibilities.

4. Exclusive Employment. You agree to devote your full business time to your responsibilities under this Agreement. Without limiting the generality of the foregoing, you agree not to render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise. Notwithstanding the foregoing, you may perform speaking engagements for organizations, provide volunteer services to nonprofit organizations and, serve on the board of directors for up to one for-profit company, so long as such activities do not conflict with your full business time commitment to the Company and no such organization is a direct competitor with the Company or any of its predecessors and successors, parents, subsidiaries, divisions, and Affiliates (including but not limited to the Company and all of its subsidiaries (collectively, the “Group”). For purposes of this Agreement, an “Affiliate” of, or person “Affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified but shall exclude any portfolio companies of any of Partners Group (USA) Inc., its affiliated funds or its equity co-investors.

5. Base Compensation. You will receive, as a fixed base annual salary (“Compensation”) for your full-time employment and all other obligations of you hereunder, compensation at the rate of Six Hundred Thousand Dollars ($600,000) per year. Your Compensation will be reviewed and evaluated by the Company not less than annually, and payable not less frequently than semi-monthly in accordance with the Company’s standard payroll practices as in effect from time to time.

6. Bonus. You will be eligible to receive an annual bonus of up to seventy percent (70%) of your Compensation based on achievement of individual and Company performance goals as determined by the CEO and the Board in their exclusive discretion. Bonus payout is contingent upon remaining employed on the date of payout.

7. Equity Incentive Plan. At the closing of the transactions contemplated by the Purchase Agreement, Buyer Parent will establish an equity incentive plan (the “EIP”), and you will be granted profits interests in the Buyer Parent under the EIP. Your grant of the profits interest under the EIP will be subject to the terms of the EIP documents and the grant agreement with respect thereto (including the vesting schedule, continued employment and other conditions) in the form approved by the Board of Directors of Buyer Parent, and to be entered into with you as a condition of such grant.

8. Expense Reimbursement. You will be reimbursed for all reasonable and necessary out-of-pocket business expenses incurred by you in the performance of your responsibilities hereunder, subject to business expense reimbursement policies in effect from time to time, including submission of a written accounting of such expenses, as required by the Company.

9. Vacation/Sick Leave. You will be entitled to paid vacation in accordance with the Company’s vacation policy in effect from time to time. Your vacation will be planned consistent with your duties and obligations hereunder. You will be entitled to paid sick leave in accordance with the Company’s sick leave policy in effect from time to time.

10. Other Benefits. You will be entitled to participate in all group employment benefits that are offered by the Company to Company management employees in general from time to time (e.g., Non-Qualified Deferred Compensation, life insurance, medical insurance, dental insurance, etc.), subject to the terms and conditions of such benefit plans including any eligibility requirements.

11. Deductions. You authorize the deduction and withholding from all compensation to be paid to you any and all sums required to be deducted or withheld (including, but not limited to, income tax withholding and payroll taxes) pursuant to the provisions of all applicable laws, regulations, rulings or ordinances of the United States and any other applicable jurisdiction.

12. At Will Employment. Your employment will be on an “at will” basis and may be terminated by either party at any time. Upon termination of employment, you shall not be entitled to receive any compensation, payments or benefits of any nature whatsoever, except for the following:

(a) Any Compensation earned and unpaid as of the Termination Date (as defined below); and

(b) In the event your employment is terminated by the Company without “Cause” (other than due to death or disability), or you resign for “Good Reason,” you will be entitled to a severance payment equal to up to the aggregate sum of One Million Dollars ($1,000,000), and if eligible, health insurance coverage continuation payments pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for up to six months. Severance payments will continue until the earlier of (i) twelve (12) months from the date your employment ends, or (ii) the date you accept new employment with another employer. Provided you were participating in the Company’s group health plan immediately prior to the Termination Date, and provided you timely elect COBRA continuation benefits, the Company shall pay you a monthly payment in an amount equal to your monthly COBRA premium until the earlier of (i) six (6) months from the date your employment ends, or (ii) the date you become eligible for other employer-sponsored group health coverage (be that through your own employment or that of a family member). Your entitlement to this severance payment and COBRA continuation payments is contingent upon your execution (and not later revocation) of a valid waiver and release of claims, including other customary separation provisions (e.g., confidentiality, nondisparagement, litigation cooperation, etc.), in a form attached hereto as Exhibit A (the “Release”) within thirty (30) days after the date your employment with the Company ends (the “Termination Date”). The severance will be paid in twelve (12) equal installments commencing within sixty (60) days after the Termination Date, provided, however, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, the severance shall commence to in the second calendar year. If you are terminated with Cause, resign your employment for other than Good Reason, or if your employment ends due to death or Disability (as defined below), you will not be eligible for any severance payment under this provision. For purposes of this provision, “Cause” shall mean a good faith determination by the Company that you:

(i)	have engaged in any conduct constituting gross negligence or misconduct in connection with or related to the business of the Company or its Affiliates;

(ii)	have engaged in any unethical conduct or conduct constituting gross malfeasance of office, disloyalty to the company, dishonesty, fraud, misappropriation, or theft ;

(iii)	willfully or repeatedly have failed to carry out the reasonable directions of the Chief Executive Officer or the Board of Directors;

(iv)	are using alcohol or drugs that are illegal to use in the State of Oregon in a manner that materially adversely affects the performance of your duties;

(v)	have engaged in conduct in clear violation of material policies of the Company;

(vi)	have engaged in conduct constituting a crime that would disqualify you from employment under the Company’s then-existing policies;

(vii)	have materially breached the terms of this agreement; or

(viii)

have failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or have willfully destructed or failed to preserve documents or other materials known to be relevant to such investigation;

provided, however, that a violation of clauses (i), (v) or (vii) shall not be Cause until the Executive has received written notice from the Company of such alleged Cause event and fails to cure such event (if curable) within thirty (30) days thereof.

Any termination that is not for Cause, and not due to death or disability shall be deemed to be without Cause. “Good Reason” shall mean:

(i)	any material diminution in your authority, duties or responsibilities;

(ii)	the reporting structure of the Company changes such that you no longer report directly to the Chief Executive Officer;

(iii)

a substantial reduction in your base compensation (provided, however, that for the purposes of determining whether there has been a substantial reduction, the following shall not be considered: (a) the award or failure to award any discretionary bonuses (including but not limited to annual bonus), equity, equity options or phantom equity with respect to which the

Company has previously committed in writing), (b) any changes that are equally applicable to all eligible employees under Company benefit plans, or (c) any reductions in compensation made by the Company ratably with other employees at similar levels of responsibility);

(iv)	a material breach of this Agreement by the Company; or

(v)	any requirement that you relocate your place of employment by more than fifty (50) miles from Portland, Oregon.

Notwithstanding the preceding, no event shall constitute a “Good Reason” event unless you provide us written notice of the existence of the purported Good Reason event within 90 days after it initially occurs, and the Company fails to remedy or cure such event within 30 days after the date of such written notice, and you exercise your right to terminate for Good Reason within 60 days after the cure period expires.

13. Termination on Death or Disability. Your employment will terminate automatically upon your death or, upon thirty (30) days prior written notice from the Company, in the event of Disability. For purposes of this Agreement, “Disability” means that you, at the time notice is given, have been unable to substantially perform your duties under this Agreement for not less than ninety (90) work days within a twelve (12) consecutive month period as a result of your incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after reasonable accommodation.

14. Section 409A Provisions.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). You agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

15. Confidential Information. You acknowledge that your services to be rendered hereunder will place you in a position of confidence and trust with the Group and will allow you access to Confidential Information (as defined below). You agree that at all times during and after the term of your employment hereunder, you will maintain the Confidential Information in strictest confidence and will not, unless required to do so in the ordinary course of the Group’s operations or in order to comply with a valid legal order or subpoena, disclose to any person, or use for your own personal use or financial gain, whether individually or on behalf of another person, any Confidential Information. Without limiting the generality of the foregoing, you acknowledge that the Group may have agreements and/or relationships with other persons that may impose obligations or restrictions regarding the confidential nature of work or information relating to such persons, and you agree to be bound by all such obligations and restrictions. As used herein, “Confidential Information” means information and compilations of information relating to the Group and its businesses including, but not limited to, information regarding any trade secrets, proprietary knowledge, business plans, operating procedures, finances, financial condition, ownership, organization, employees, customers, clients, suppliers, distributors, agents, and other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, products, services, price and price lists, operating and training materials, data bases and analyses and all other documents relating thereto or strategies of the Group; provided, however, that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act by you or (ii) is received by you on a non-confidential basis from a source other than the Company or any of its predecessors or Affiliates, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or such predecessor or Affiliate.

16. Intellectual Property Rights. You hereby assign and transfer to the Company (for purposes of this Section, “Company” includes any relevant entity affiliated with the Group) all right, title and interest in and to all Company IP (as defined below). All Company IP is and shall be the sole property of the Company. You agree to disclose all Company IP promptly in writing to the Company. Upon the request of the Company, you agree to promptly execute a written assignment of title to the Company for all Company IP, and you will preserve all such Company IP as Confidential Information. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any entity within the Group, as applicable) rights to any Company IP. As used herein, “Company IP” means all intellectual property rights (including, but not limited to, (i) copyrights and other rights associated with works of authorship, (ii) trade secrets and other confidential information, (iii) patents, patent disclosures and all rights in inventions (whether patentable or not), (iv) trademarks, trade names, Internet domain names, (v) all other intellectual property rights of every kind throughout the world, whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, applications, renewals and extensions thereof, including, without limitation, any and all tangible information such as notes and memoranda relating to such intellectual property, whether or not subject to protection under applicable laws) that you solely or jointly with others conceive, make, acquire, or suggest at any time during your employment hereunder and that relate to the actual or demonstrably anticipated business or other activities of the Company (or any entity within the Group).

17. Non-Interference. During the Restricted Period (as defined below), you agree to not directly or indirectly, individually, or together with, or through any other person: (i) in any manner discourage any person which is or has been a customer or supplier of any entity within the Group from continuing its relationship with such entity, (ii) approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of any entity within the Group, to leave her or his employment or engagement, or employ, engage or attempt to employ or engage any such person, or (iii) aid or counsel any other person to do any of the above. As used herein, the “Restricted Period” means the period beginning on the date of this Agreement and ending one (1) year after you are no longer receiving any payment (including severance) from any entity within the Group.

18. Exclusivity. You agree to be exclusive to the Company with respect to the principal activities and business of the entities within the Group, and during the period beginning on the date of this Agreement and ending one (1) year after you are no longer employed by any entity within the Group, you agree to not directly or indirectly on your own behalf or on behalf of any other person: (a) engage in; (b) own or control any interest in (except as a passive investor of less than 5% of the publicly traded stock of a publicly held company); (c) act as a director, officer, manager, employee, trustee, agent, partner, joint venturer, participant, consultant of or be obligated to, or be connected in any advisory, business or ownership capacity with; (d) lend credit or money for the purpose of the establishing or operating; or (e) allow your name or reputation to be used by or in, any business, venture, activity or organization (including any non-profit organization), anywhere in the world that involves any form of early childhood or elementary education that competes with the Group’s business operations existing over the course of the Restricted Period.

19. Return of Records, Equipment and Confidential Information. Upon the earlier of termination of your employment hereunder or request by the Company, you agree to promptly return to the Company: (i) all Confidential Information and all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever (including, but not limited to, written, audio, video or electronic) containing any information pertaining to the Company (or any entity within the Group) which includes Confidential Information, including any and all copies of such documentation then in your possession or control regardless of whether such documentation was prepared or compiled by you, the Company, other employees of the Company (or any entity within the Group), representatives, agents, or independent contractors, and (ii) return all equipment or tangible personal property entrusted to you by the Company (or any entity within the Group). You will not retain any original, copy, description, document, data base or other form of media that contains or relates to any Confidential Information whether produced by you or otherwise. Without limiting the generality of the foregoing, you agree to permanently delete all Confidential Information from all computers, discs, memory devices, tapes, and other media owned or used by or accessible to you, other than from any of the foregoing owned, used or controlled by the Company (or any entity within the Group). You acknowledge that all Confidential Information and all such documentation, copies of such documentation, equipment, and tangible personal property are and at all times shall remain the sole and exclusive property of the Company (or the relevant entity within the Group).

20. Post-Employment Cooperation. You agree that following your termination of employment with the Company, you will cooperate with and assist the Company in any dispute, controversy or litigation in which the Company (or any entity affiliated with the Group) may be involved, including, but not limited to, your participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall reasonably request. In addition, excluding any matter or proceedings in which you are a) a named party, and b) personally accused of engaging in any inappropriate act (including, for example, fraud, misconduct, harassment, or any behavior or action constituting Cause, as defined above in Section 12(b)), the Company will reimburse you at the rate of $300 per hour for all time and reimburse you for all expenses reasonably uncured, including attorneys fees, in connection with complying with this Section 20.

21. Representations. You represent and warrant that:

(a) You are free to enter into and perform each of the terms and conditions of this Agreement. You are not subject to any agreement, judgment, order or restriction that would be violated by your being employed by the Company or that in any way restricts the services that may be rendered by you for the Group. Your execution of this Agreement and performance of your obligations under this Agreement does not and will not violate or breach any other agreement between you and any other person or entity.

(b) You have carefully considered the nature and extent of the restrictions and covenants in this Agreement, and you agree that they will not prevent you from earning a livelihood after employment with the Company and that they are fair, reasonable and necessary to protect and maintain the proprietary interests, goodwill, trade secrets, established employee, customer, supplier, contractor and vendor relationships, and other legitimate business interests of the Group in view of the following facts: (i) you will hold a position of confidence and trust with the Company as a result of your employment with the Company, access to confidential financial and other information, and relationships with the customers, suppliers and other employees of the Company, (ii) it would be impossible for you to be employed or engaged in business similar to the Group’s business without inevitably using the Group’s proprietary information and trade secrets, and (iii) you have broad skills that will permit gainful employment in many areas and businesses outside the scope of the Group’s business.

(c) You acknowledge that, but for the above representations and warranties made by you, the Company would not employ you or enter into this Agreement.

22. Notices. All notices, requests, demands or other communications hereunder shall be deemed to have been duly given when delivered, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section):

If to you:	At your address as it appears
in the records of the Company

If to the Company:	Knowledge Universe Education, LLC
650 NE Holladay Street
Suite 1400

Portland, OR 97232

with a copy (not itself constituting notice) to:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention: John LeClaire and Jane Greyf
Fax No.: (212) 355-3333

23. Other Terms and Conditions. Certain other terms and conditions of your employment are contained in the Company’s Employee Handbook and the Code of Ethics and Business Conduct, which are incorporated herein by reference, except that the terms and conditions in this agreement shall supersede any provisions of the Company’s Employee Handbook that conflict with the terms and conditions in this Agreement.

24. Entire Agreement. This Agreement embodies the entire representations, warranties, covenants and agreements in relation to the subject matter hereof and supersedes all prior agreements (written or oral) relating to your employment with any entity, except for any other restrictive covenant agreement to which you and the Company are parties. No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein.

25. Amendment. This Agreement may not be amended, and the compensation and employee benefits made available to you pursuant to this Agreement may not be changed, except by an instrument in writing signed by both parties hereto.

26. Applicable Law; Arbitration. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of Oregon excluding conflict of law principles. All disputes or claims arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be resolved in Portland, Oregon by arbitration in accordance with the then current JAMS Employment Arbitration Rules, in all instances before one arbitrator. The arbitration award shall be final and binding on the parties and judgment on the award may be entered in any court having jurisdiction. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in a judicial proceeding. Each party shall use reasonable efforts to expedite the arbitration process, and each party shall have the right to be represented by counsel. To the extent practicable, the parties shall keep confidential (x) the existence of the arbitration proceedings, (y) documents prepared for the proceedings, and (z) any other documents made available during the proceedings, except as required by applicable law, regulation or legal process or as required for recognition and enforcement of the arbitral decision and award. The foregoing arbitration provisions shall not restrict the right of the Group to seek and obtain court ordered remedies as provided in Section 30 below. To the extent either party initiates an employment claim, then the Company shall pay for the costs of arbitration, including any administrative or hearing fees charged by the arbitrator or JAMS, except that I shall pay any filing fees associated with any employment claim arbitration that I initiate, but only so much of the filing fees as I would have instead paid had I filed a complaint in a court of law. To the extent that either party initiates a non-employment claim, then each party shall bear an equal (pro-rata) share of any arbitration costs, including any administrative or hearing fees charged by the arbitrator or JAMS. The parties agree that, to the extent permitted by law, they are waiving their right to a have a jury decide any claim subject to this Section. I agree that I will not assert a class action or collective action claim against the Company in arbitration or otherwise, nor will I serve or join as a member of a class action or representative action.

27. Attorneys’ Fees. The prevailing party in any dispute arising out of or relating to this Agreement shall be entitled to recover its costs and attorneys’ fees from the non-prevailing party.

28. Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, or unreasonable or excessive in scope or duration with the result that such provision (or portion thereof) as drafted is void or unenforceable, such provision shall be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be legally enforceable. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, and cannot be reformed and made enforceable as provided in the immediately preceding sentence, the remaining provisions will remain in full force and effect.

29. Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power, or privilege.

30. Remedies. You acknowledge that (i) it would be difficult to calculate damages to the Group from any breach of your obligations under this Agreement, (ii) that injury to the Group from any such breach would be irreparable and impracticable to measure, and (iii) that the remedy at law for any breach or threatened breach of this Agreement would therefore be an inadequate remedy; accordingly, the Group shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach and/or the exercise of all other rights and remedies under this agreement or at law or in equity), be entitled to specific performance, injunctive and other similar equitable remedies without posting bond or proving actual damages.

31. Interpretation of Agreement. Each of the parties has had the opportunity to be represented by legal counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

32. Survival of Provisions. All provisions of this Agreement which by their terms are intended to survive any termination of your employment shall survive in accordance with their respective terms.

33. Assignment. This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns. This Agreement is personal to you and the availability of you to perform services and the covenants provided by you hereunder have been a material consideration the Company to enter into this Agreement. Accordingly, you may not assign any of your rights or delegate any of your duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion. Notwithstanding that, the Company may assign this Agreement in its sole and absolute discretion.

34. Gender and Number. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word “person” shall include any natural person, partnership, corporation, limited liability company, association, trust, estate or other legal entity.

35. Headings. The headings of the Sections of this Agreement are inserted for ease of reference only and will have no effect in the construction or interpretations of this Agreement.

36. Counterparts: This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or e-mail of a copy of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this Agreement.

Very truly yours,

Knowledge Universe Education, LLC

By:	/s/ Elizabeth Large

Name:	Elizabeth Large
Its:	Executive Vice President

Agreed:

/s/ Elanna Yalow
Elanna Yalow

(Signature Page to Employment Agreement)

Exhibit A

Release

(See attached.)

EXECUTION COPY

EXHIBIT A TO EMPLOYMENT AGREEMENT

NOTE TO DRAFT: THE FOREGOING IS SUBJECT TO REVISION TO REFLECT EXECUTIVE’S EQUITY OWNERSHIP OF THE COMPANY, THE POSITIONS EXECUTIVE COMES TO HOLD WITH THE COMPANY, THE ISSUES ADDRESSED IN THE INSERTS OF THIS AGREEMENT, ANY RELEVANT CHANGES IN APPLICABLE LAW, AND ANY OTHER MATTERS THAT THE COMPANY SHOULD REASONABLY REQUEST IN CONNECTION WITH ANY SEPARATION.

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between ________________ (“Executive”) and Knowledge Universe Education, LLC (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

WHEREAS, Executive was employed by the Company;

WHEREAS, Executive and the Company entered into an Employment Agreement dated July 8, 2015 (the “Employment Agreement”);

WHEREAS, Executive’s employment with and for the Company, including his position as [Position] shall terminate effective                                  (the “Termination Date”);

WHEREAS, Executive’s termination was, as applicable, a resignation for Good Reason or a termination without Cause (each as defined in the Employment Agreement) and this Agreement is being entered into pursuant to the terms of the Employment Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Recitals. The Recitals set forth above are expressly incorporated into this Agreement.

2. Consideration. In exchange for Executive signing, not revoking, and complying with the terms of this Agreement, as well as other good and valuable consideration, the Company, consistent with the terms of the Employment Agreement, agrees to provide Executive with the following separation benefits:

(a) Severance Payment. The Company agrees to pay Executive severance in twelve (12) equal installments, less applicable withholdings. The severance shall commence within 60 days after the Termination Date, provided this agreement has become effective. If such 60-day period begins in one calendar year and ends in a second calendar year, such severance shall commence in the second calendar year.

(b) Financial Achievement Bonus. The Company agrees to pay a pro rata portion of the Financial Achievement Bonus (as defined in the Employment Agreement) for the year in which Executive’s termination or resignation occurs, provided that the quantitative financial metrics applicable to such Financial Achievement Bonus were achieved as of the Termination Date and further have been achieved at the end of the applicable year (such pro rata portion shall be based on the number of days you were employed during such year).

3. Equity. [Insert description of vested equity, as applicable]

4. Benefits. Executive agrees that Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date. Executive’s health and dental insurance benefits, if any, shall cease on the last day of [Month/Year of Termination], subject to Executive’s right to continue Executive’s coverage under COBRA.

5. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive specifically represents that Executive is not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement.

6. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; and any other similar, applicable statutes, regulations or laws;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Executive signs this Agreement. The parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

8. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Confidentiality. Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information.

10. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide his continuing obligations under the Employment Agreement, including without limitation, the provisions under Sections 12-20 of the Employment Agreement regarding nondisclosure of the Company’s confidential and proprietary information, return of Company property, restrictive covenant obligations, and non-disparagement obligations. Executive acknowledges that during the course of Executive’s employment with the Company Executive has accessed a number of highly confidential materials and Executive specifically represents that Executive shall refrain from using any such confidential information in the future. Executive’s affirms that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.

11. No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

12. Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

13. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, or of any provision of the Employment Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

14. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

15. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION AS PROVIDED IN SECTION 26 OF THE EMPLOYMENT AGREEMENT.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Executive represents that Executive has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Employment Agreement (as such may have been modified herein).

23. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized representative of the Company.

24. Governing Law. This Agreement shall be governed by the laws of the State of Oregon, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Oregon.

25. Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty-one (21) days.    In the event that Executive signs this Agreement within twenty-one days, then the Company has seven days after such date to countersign the Agreement and return a fully-executed version to Executive. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).

26. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s    claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(b)	Executive is fully aware of the legal and binding effect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[Name], an individual

Dated: ______________, 20___
[Name]

KNOWLEDGE UNIVERSE EDUCATION, LLC

Dated: _____________,20___	By
Name:
Its: